Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Nuveen Concentrated
Core Fund, Nuveen Core Dividend Fund, Nuveen Equity
Market Neutral Fund, Nuveen Large Cap Core Fund,
Nuveen Large Cap Core Plus Fund and Nuveen Large Cap
Growth Fund (six of the Funds constituting the Nuveen
Investment Trust) and are in agreement with the statements contained in Sub-Item 102J of Form N-SAR. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ ERNST & YOUNG LLP

Chicago, Illinois
October 15, 2014












A member firm of Ernst & Young Global Limited